                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

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      (AS PERMITTED BY RULE 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Sec. 240.14a-12

                         INSITUFORM TECHNOLOGIES, INC.
   --------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
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      (2)   Form, Schedule or Registration Statement No.:
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      (3)   Filing Party:
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

                         INSITUFORM TECHNOLOGIES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 28, 2004

                            ------------------------

TO THE OWNERS OF COMMON STOCK
  OF INSITUFORM TECHNOLOGIES, INC.:

     You are invited to attend Insituform Technologies, Inc.'s 2004 annual meeting of stockholders. The meeting will be held on Wednesday, April 28, 2004, at 9:00 a.m. (local time) at the Doubletree Hotel, 16625 Swingley Ridge Road, Chesterfield, Missouri.

     The purposes of this year's meeting are:

          (1) to elect nine directors, and

          (2) to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

     The board of directors set March 1, 2004 as the record date for the meeting. This means that if you are an owner of our common stock at the close of business on that date, you are entitled to receive this notice of the meeting, and to vote at the meeting and any adjournment(s) of the meeting.

     If you do not expect to attend the meeting, please mark, sign, date and return the enclosed proxy card in the postage-paid envelope, so that your vote can be recorded.

                                          By Order of the Board of Directors,

                                          THOMAS A. A. COOK
                                          Secretary

Chesterfield, Missouri
March 31, 2004

                                PROXY STATEMENT

     Insituform Technologies, Inc.'s board of directors is mailing this proxy statement and the proxy card to you to solicit proxies on its behalf to be voted at our 2004 annual meeting of stockholders, and at any adjournment(s) of the meeting. This proxy statement and the proxy card were first mailed on March 31, 2004. The meeting will be held on Wednesday, April 28, 2004 at 9:00 a.m. (local time) at the Doubletree Hotel, 16625 Swingley Ridge Road, Chesterfield, Missouri, for the purposes listed in the accompanying notice.

     We will bear all costs relating to the solicitation of proxies. Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone. We may pay brokers and other persons holding shares of stock in their names, or the names of their nominees, for the reasonable expenses in sending soliciting material to their principals.

     Our executive office is located at 702 Spirit 40 Park Drive, Chesterfield, Missouri 63005.

                               TABLE OF CONTENTS

Questions and Answers about the Meeting and Voting..........    2
Proposal 1: Election of Directors...........................    3
  Certain Information Concerning Nominees and Directors.....    3
  Independent Directors.....................................    5
  Non-Executive Chairman of the Board.......................    5
  Board Meetings and Committees.............................    6
  Corporate Governance -- Corporate Governance Principles,
     Board Committee Charters, Code of Ethics and Business
     Code of Conduct........................................    7
Director Compensation.......................................    8
Executive Compensation......................................   10
  Summary Compensation Table................................   10
  Option Grant Table........................................   12
  Aggregate Option Exercises and Year-End Option Table......   13
  Long-Term Incentive Plan Awards Table.....................   14
Certain Agreements with Directors and Executive Officers....   14
Compensation Committee Report on Executive Compensation.....   17
Certain Relationships and Related Transactions..............   21
Report of the Audit Committee...............................   21
Independent Auditors........................................   22
  Independent Auditors' Fees................................   23
Performance Graph...........................................   24
Information Concerning Certain Stockholders.................   25
Section 16(a) Beneficial Ownership Reporting Compliance.....   27
Equity Compensation Plan Information........................   28
Other Matters...............................................   28
Stockholder Proposals.......................................   28
Stockholder Communications with Directors...................   29
Appendix A -- Audit Committee Charter.......................  A-1

               QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

WHO MAY VOTE?

     You may vote if you owned shares at the close of business on March 1, 2004, the record date for our 2004 annual meeting of stockholders. You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting. As of March 1, 2004, we had 26,459,767 shares of Class A common stock, $.01 par value, outstanding. We have no class or series of voting stock outstanding other than the common stock.

WHAT AM I VOTING ON?

     - You are voting to elect nine directors. Each director, if elected, will serve a term of one year and until his or her successor has been elected and has qualified.

        Our board of directors recommends a vote "FOR" the election of each of the nominees for director.

     - In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

HOW DO I VOTE?

     - BY WRITTEN PROXY: You can vote by written proxy. If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy. You can return your proxy card in the enclosed envelope, which requires no postage if mailed in the U.S.

     - IN PERSON: If you are a record stockholder, you can vote in person at the meeting.

WHAT IS THE DIFFERENCE BETWEEN A RECORD STOCKHOLDER AND A STOCKHOLDER WHO HOLDS SHARES IN STREET NAME?

     - If your shares are registered in your name, you are a record stockholder.

     - If your shares are in the name of your broker or bank, your shares are held in street name.

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

     Directors are elected by a plurality vote. That means that the nine nominees who receive the most votes are elected. A majority vote is not required.

CAN I REVOKE MY PROXY?

     Yes. You can revoke your proxy by:

        - giving written notice to our corporate Secretary prior to the actual vote at the meeting,

        - delivering a later-dated proxy card prior to or at the meeting, or

        - voting in person at the meeting.

WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

     The record date for the 2004 annual meeting of stockholders is March 1, 2004. The record date is set by our board of directors, as required by Delaware law. Record stockholders at the close of business on the record date are entitled to:

        - receive notice of the meeting, and

        - vote at the meeting, and at any adjournment(s) of the meeting.

WHAT IF I DO NOT SPECIFY MY VOTE WHEN I RETURN MY PROXY?

     You should specify your choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted "FOR" the election of all director nominees.

HOW ARE DESIGNATIONS TO "WITHHOLD AUTHORITY" AND BROKER NON-VOTES COUNTED?

     If you designate on the proxy that you are "withholding authority" to vote for a director nominee or nominees, your shares will be counted as present for the purpose of determining the presence of a quorum for transacting business at the meeting.

     Broker "non-votes" will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on another matter presented at the meeting. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

        - has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and

        - does not have the discretionary voting power on the matter.

     As discussed above, a plurality of the votes cast is required for the election of directors, which means that the nominees with the nine highest vote totals will be elected as directors. As a result, a designation on the proxy that you are "withholding authority" for a director nominee or nominees will only have the effect of lowering the vote totals of the individual directors for whom authority is withheld.

WHAT IS A QUORUM?

     A majority of the outstanding shares of our common stock must be represented, in person or by proxy, at the meeting to constitute a quorum for purposes of conducting business at the meeting.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     At the meeting, stockholders will elect nine directors, each to serve a term of one year and until a successor is elected and qualified. Each of the persons named on the accompanying proxy card intends to vote the shares represented thereby in favor of the nine nominees listed under "Certain Information Concerning Nominees and Directors" below, unless otherwise instructed in the proxy. Each director nominee is presently serving as a director of Insituform. We have no reason to believe that any of the director nominees will be unable or will decline to serve. If, however, any nominee should become unable or unwilling to serve, the persons named on the accompanying proxy card will vote the shares represented by the proxy for another person duly nominated by our board, based on the recommendation of its Corporate Governance & Nominating Committee, to act in the nominee's place, or, if no other person is so nominated, to vote the shares only for the remaining nominees.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

     Certain information concerning the nominees for election as directors is set forth below. This information was furnished to us by the nominees. No family relationship exists between any of our directors or executive officers. Only the companies noted as such, or sharing the "Insituform" name, are our affiliates.

     ROBERT W. AFFHOLDER                                     Director since 1995
                                                                          Age 68

        Senior Executive Vice President of Insituform; previously, Senior Vice President -- Chief Operating Officer of North American Contracting Operations of Insituform, and Vice Chairman and President of Insituform Mid-America, Inc.; Director: H.E.R.C. Products Incorporated (a company that cleans water lines and bilge piping on ships). Member of our Strategic Planning Committee.

     PAUL A. BIDDELMAN                                       Director since 1988
                                                                          Age 58

        President of Hanseatic Corporation (private investment company);
        Director: Celadon Group, Inc. (truckload carrier), Six Flags, Inc. (regional theme park company), Star Gas LLC (general partner of Star Gas Partners, L.P., a diversified energy distributor and services provider) and SystemOne Technologies Inc. (designer, manufacturer and seller of self-contained, recycling industrial parts washers).

        Chair of our Audit Committee and member of our Corporate Governance & Nominating Committee.

     STEPHEN P. CORTINOVIS                                   Director since 1997
                                                                          Age 54

        Partner of Bridley Capital Partners (private equity firm); Vice President International and President -- Europe, Emerson Electric Co. (designer, manufacturer and seller of electrical, electromechanical and electronic products, systems and services) from before 1998 until 2001;
        Director: Plexus Corp.

        Chair of our Compensation Committee and member of our Corporate Governance & Nominating Committee.

     JOHN P. DUBINSKY                                        Director since 2002
                                                                          Age 60

        President and Chief Executive Officer of Westmoreland Associates, LLC (financial consulting company) since 1999; President and Chief Executive Officer of CORTEX (public purpose non-profit established to buy property for development of a biotechnology corridor in the St. Louis, Missouri area) since 2003; President Emeritus of Firstar Bank from 1999 until 2001; Chairman, President and Chief Executive Officer of Mercantile Bank from before 1998 until its merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.) in 1999; previously, President and CEO of Mark Twain Bancshares, Inc.; Vice Chairman: BJC HealthCare; Director:
        Stifel Financial Corp.; Trustee: Barnes-Jewish Hospital and Washington University.

        Chair of our Strategic Planning Committee and member of our Compensation Committee.

     JUANITA H. HINSHAW                                      Director since 2000
                                                                          Age 59

        Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc. (electrical and communications distributor) since 2000; Chief Financial Officer of Highlights of Ophthalmology International, Inc. (publishing company) from 1999 until 2000; Vice President and Treasurer of Monsanto Company (a manufacturer and marketer of agricultural and biotechnology products, prescription pharmaceuticals, food ingredients and performance chemicals used in consumer products) from before 1998 to 1999; Director: Graybar Electric Company, Inc. and IPSCO, Inc. (North American steel producer).

        Member of our Audit Committee and Compensation Committee.

     THOMAS N. KALISHMAN                                     Director since 1998
                                                                          Age 40

        Managing Director of Harcourt Capital Management, LLC (an investment management firm) since 2003; Private Investor from August 2002 until 2003; Chairman of the Board of Maverix.net, Inc.(1) (a telecommunications company) from 1999 until August 2002; President of Insituform's United Pipeline Systems division during 1998.

        Member of our Strategic Planning Committee.

     THOMAS S. ROONEY, JR.                                   Director since 2003
                                                                          Age 44

        Insituform's President and Chief Executive Officer since July 2003; Insituform's President and Chief Operating Officer from April 2003 until July 2003; Senior Vice President and Regional Manager, from 2000 until April 2003, and Vice President and Regional Manager of Business Development, from before 1998 until 2000, of Gilbane Building Company.

        Member of our Strategic Planning Committee.

     SHELDON WEINIG                                          Director since 1992
                                                                          Age 76

        Adjunct Professor at Columbia University and at State University of New York, Stony Brook; Director: Intermagnetics General Corporation.

        Chair of our Corporate Governance & Nominating Committee and member of our Audit Committee.

     ALFRED L. WOODS                            Chairman of the Board since 2003
                                                             Director since 1997
                                                                          Age 60

        President of Woods Group (a management consulting company); Director:
        Clutchmobile, Inc. (distributor of automotive parts, specializing in drive train components).
---------------
(1) Maverix.net, Inc. filed a bankruptcy petition in January 2001 that was subsequently dismissed.

INDEPENDENT DIRECTORS

     Based on the findings of our board's Corporate Governance & Nominating Committee, our board has determined that the following directors are "independent directors" as defined by the rules applicable to companies listed on The Nasdaq Stock Market:

Paul A. Biddelman        Juanita H. Hinshaw
Stephen P. Cortinovis    Sheldon Weinig
John P. Dubinsky         Alfred L. Woods

NON-EXECUTIVE CHAIRMAN OF THE BOARD

     Effective as of July 2003, the Chairman of the Board position is a non-executive position. Prior to that time, the Chairman of the Board was an officer of our company. Alfred L. Woods has served as our non-executive Chairman since July 2003. From April 2003 to July 2003, Mr. Woods served as our board's presiding director, and prior to that time, Mr. Woods was Chair of our Corporate Governance & Nominating Committee, a member of our Compensation Committee and a member of our board. Before Mr. Woods' appointment as Chairman, Anthony W. Hooper, our prior Chief Executive Officer, served as Chairman of the Board.

     Our non-executive Chairman is responsible for the smooth functioning of our board, enhancing its effectiveness. The non-executive Chairman guides the processes of our board, setting the agenda for, and presiding at, board meetings. Our non-executive Chairman also presides at stockholder meetings, and ensures that directors receive appropriate information from our company to fulfill their responsibilities.

     Our non-executive Chairman is an ex officio member of each standing board committee, providing guidance and, like all directors, taking an active role in evaluating our Chief Executive Officer.

     Our non-executive Chairman acts as a regular liaison between our board and our Chief Executive Officer, consulting regularly with our Chief Executive Officer over business matters and providing our Chief Executive Officer with more immediate consultation and advice on material business decisions which require prompt reflection or policy interpretation.

     The non-executive Chairman has no operating or independent oversight authority or responsibility. All oversight authority and responsibility remains with our full board or its designated committees, and all executive authority and responsibility remains with our Chief Executive Officer.

BOARD MEETINGS AND COMMITTEES

     BOARD OF DIRECTORS. During 2003, our board of directors held five meetings and acted by unanimous written consent once. No director attended fewer than 75% of the aggregate number of board meetings and board committee meetings on which the director served during 2003. Our board has an Audit Committee, a Compensation Committee, a Corporate Governance & Nominating Committee and a Strategic Planning Committee. In addition, during 2002, our board formed an ad hoc committee in connection with the selection of a Chief Operating Officer. The committee was informally dissolved in March 2003, after Thomas S. Rooney, Jr. was selected as our President and Chief Operating Officer.

     AUDIT COMMITTEE. The members of our board's Audit Committee are Paul A. Biddelman (Chair), Juanita H. Hinshaw and Sheldon Weinig. Messrs. Biddelman and Weinig and Ms. Hinshaw are independent directors. The primary functions of the Audit Committee are to oversee (a) the integrity of our financial statements,
(b) our compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence and (d) the performance of our internal audit function and independent auditors. The Audit Committee also prepares the Audit Committee report included in our proxy statement. The Audit Committee's activities are intended to describe a program of guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls. The Audit Committee's responsibilities include:

     - the appointment, compensation, retention and termination of the independent auditors and of our internal auditors,

     - oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us,

     - oversight of the internal auditors' work,

     - review of the scope and results of our internal controls,

     - approval of the professional services provided by the independent auditors, and

     - review of the independence of the independent auditors.

     Based on the findings of the Audit Committee, our board has determined that the Audit Committee has at least one "audit committee financial expert," as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies, and that Juanita H. Hinshaw, one of our independent directors, qualifies as an audit committee financial expert.

     During 2003, the Audit Committee held seven meetings. Our board has adopted a written charter for the Audit Committee. In 2004, based on the recommendation of the Audit Committee, the board revised the charter. A copy of the revised charter is included as Appendix A to this proxy statement.

     COMPENSATION COMMITTEE. The members of our board's Compensation Committee are Stephen P. Cortinovis (Chair), John P. Dubinsky and Juanita H. Hinshaw. Messrs. Cortinovis and Dubinsky and Ms. Hinshaw are independent directors. The Compensation Committee (a) determines the compensation level of the Chief Executive Officer and other executive officers, (b) prepares the executive compensation report included in our proxy statement and (c) administers, and makes recommendations with respect to, our incentive compensation plans and stock based plans. During 2003, the Compensation Committee held five formal meetings, several informal meetings and acted three times by unanimous written consent. The board has adopted a written charter for the Compensation Committee.

     CORPORATE GOVERNANCE & NOMINATING COMMITTEE. In January 2003, the board formed the Corporate Governance & Nominating Committee. Prior to that, our entire board carried out the duties of a nominating committee. The members of our Corporate Governance & Nominating Committee are Sheldon Weinig (Chair), Paul
A. Biddelman and Stephen P. Cortinovis. Messrs. Weinig, Biddelman and Cortinovis are independent directors. The Corporate Governance & Nominating Committee advises the board on corporate governance principles, including developing and recommending to our board a set of corporate governance principles, and identifies qualified individuals to recommend as potential board members to our stockholders.

     Stockholders also may make nominations for directors. Stockholders wishing to propose nominees for consideration at our 2005 annual meeting of stockholders must comply with a by-law provision dealing with nominations. For a discussion of the nominating procedures, see "Stockholder Proposals." All director candidates, including those recommended by stockholders, are evaluated on the same basis. In its evaluation of director candidates, the Corporate Governance & Nominating Committee considers a variety of characteristics, including, but not limited to, core competencies, experience, independence, level of commitment, board and company needs and considerations, and personal characteristics. The Corporate Governance & Nominating Committee may engage a third party to assist it in identifying potential director nominees.

     The Corporate Governance & Nominating Committee held four formal meetings and several informal meetings in 2003. The board has adopted a written charter for the Corporate Governance & Nominating Committee.

     STRATEGIC PLANNING COMMITTEE. The members of our board's Strategic Planning Committee are John P. Dubinsky (Chair), who is an independent director, Robert W. Affholder, Thomas N. Kalishman and Thomas S. Rooney, Jr. The role of this committee is to review and to make recommendations to the board regarding our strategy and strategic planning process. During 2003, the Strategic Planning Committee held six formal meetings and several informal meetings.

     COO SELECTION COMMITTEE. In addition, our board formed the Chief Operating Officer Selection Committee in 2002 to identify and interview candidates for the position of President and Chief Operating Officer of Insituform, as well as to recommend a candidate for such position to the board. The members of the Chief Operating Officer Selection Committee were Paul A. Biddelman (Chair), Robert W. Affholder, Anthony W. Hooper and Thomas N. Kalishman. During 2002 and 2003, the committee met as often as necessary to develop the selection criteria, identify and interview individuals meeting the criteria, and recommend a candidate to the board. Based on the recommendation of the Chief Operating Officer Selection Committee, the board appointed Thomas S. Rooney, Jr. as our President and Chief Operating Officer, effective as of April 1, 2003. The board informally dissolved the Chief Operating Officer Selection Committee in March 2003.

CORPORATE GOVERNANCE -- CORPORATE GOVERNANCE PRINCIPLES, BOARD COMMITTEE CHARTERS, CODE OF ETHICS AND BUSINESS CODE OF CONDUCT

     CORPORATE GOVERNANCE PRINCIPLES. Consistent with its charter, our board's Corporate Governance & Nominating Committee is in the process of developing and recommending to our board a set of corporate governance principles. We anticipate that the Corporate Governance & Nominating Committee will recommend corporate governance principles to the board for adoption at the time of our 2004 annual meeting of stockholders.

     BOARD COMMITTEE CHARTERS. As described above, the board has adopted a charter for each of its Audit, Corporate Governance & Nominating and Compensation Committees.

     CODE OF ETHICS FOR OUR CEO, CFO AND SENIOR FINANCIAL EMPLOYEES. Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees. The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

     BUSINESS CODE OF CONDUCT. In addition, based on the recommendation of the Corporate Governance & Nominating Committee, our board has adopted a revised business code of conduct that applies to all of our employees, including our officers, and our directors.

     AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS. Each of our corporate governance principles (if and when adopted by our board), board committee charters, code of ethics and business code of conduct will be available, free of charge, on our website, www.insituform.com. We will also provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

                              Investor Relations
                              c/o Insituform Technologies, Inc.
                              702 Spirit 40 Park Drive
                              Chesterfield, MO 63005

If we amend our code of ethics or grant a waiver of our code of ethics to any of our officers or directors, we will disclose the amendment or waiver on our website.

                             DIRECTOR COMPENSATION

     Each director, other than Messrs. Woods, Rooney and Affholder, is compensated at a rate of $27,000 per year, plus reimbursement of related business travel expenses. Directors are no longer paid meeting fees. Messrs. Rooney and Affholder, as executive officers of Insituform, received no additional fees for their service as directors. In July 2003, Alfred L. Woods replaced Mr. Hooper as Chairman of the Board. Mr. Woods, a non-executive Chairman, is compensated at a rate of $50,000 per year, plus reimbursement of related business travel expenses.

     Directors other than Messrs. Woods, Rooney and Affholder receive additional compensation for serving on board committees as follows:

                                                                CHAIR          MEMBER
BOARD COMMITTEE                                              COMPENSATION   COMPENSATION
---------------                                              ------------   ------------
Audit Committee............................................    $14,500        $10,000
Compensation Committee.....................................     11,500          7,000
Corporate Governance & Nominating Committee................     11,500          7,000
Strategic Planning Committee*..............................     11,500          7,000
Chief Operating Officer Selection Committee (ad hoc)**.....     10,000          5,000

---------------
 * Until May 2003, the Chair of our Strategic Planning Committee was our former Chief Executive Officer, Anthony W. Hooper. Mr. Hooper received no additional compensation for his service as Chair of the Strategic Planning Committee. Robert W. Affholder, our Senior Executive Vice President, receives no additional compensation for his service as a member of the Strategic Planning Committee.

** The Chief Operating Officer Selection Committee was informally dissolved in
   March 2003.

     Non-employee directors are also eligible to receive grants of stock options and deferred stock units under the 2001 Non-Employee Director Equity Incentive Plan from time to time. During 2003, each of Messrs. Biddelman, Cortinovis, Dubinsky, Kalishman and Weinig and Ms. Hinshaw received a grant of 3,125 deferred stock units. Mr. Woods received a grant of 5,625 deferred stock units. Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at grant. Following termination of the director's service on our board due to death or a change in control, or 6 months after termination of the director's service for any other reason, shares of our common stock equal to the number of deferred stock units reflected on the director's account, will be distributed. A director may, while serving on our board, elect to defer the distribution date in annual installments over a period up to 5 years, beginning in the year following termination of service on our board. Messrs. Biddelman, Cortinovis, Dubinsky, Kalishman, Weinig and Woods and Ms. Hinshaw did not receive any options to purchase shares of our common stock in 2003.

     Mr. Affholder is eligible to receive grants of stock options, deferred stock units, stock appreciation rights, restricted stock and performance awards under our 2001 Employee Equity Incentive Plan. Mr. Affholder was granted 3,125 deferred stock units on the same terms as the 2003 grants to our non-employee directors. Mr. Affholder was not awarded stock options, stock appreciation rights, restricted stock or performance awards during 2003.

     Neither Mr. Rooney, our current President and Chief Executive Officer, nor Mr. Hooper, our former Chief Executive Officer, received additional compensation for his service on our board.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to compensation for each of our last three completed fiscal years of our chief executive officer and certain other individuals who were executive officers during 2003.

                                                                                   LONG-TERM COMPENSATION
                                                                                           AWARDS
                                                                               ------------------------------
                                               ANNUAL COMPENSATION                                 NUMBER OF
                                      --------------------------------------                      SECURITIES
NAME AND PRINCIPAL           FISCAL                               OTHER        RESTRICTED STOCK   UNDERLYING     ALL OTHER
POSITION                      YEAR    SALARY(1)    BONUS     COMPENSATION(2)     AWARDS($)(3)     OPTIONS(#)    COMPENSATION
------------------           ------   ---------   --------   ---------------   ----------------   -----------   ------------
Thomas S. Rooney, Jr. .....   2003    $329,615    $210,000      $222,260(4)        $201,216(5)      32,200        $  6,325(6)
  President and Chief         2002          --          --            --                 --             --              --
  Executive Officer           2001          --          --            --                 --             --              --
Anthony W. Hooper(7).......   2003     349,908          --            --            344,268(8)      54,580(9)      366,088(10)
  Former Chairman of the      2002     525,500     156,742            --                 --         80,837(9)       10,480
  Board, President and        2001     519,584          --            --                 --         75,072(9)        8,095
  Chief Executive Officer
Christian G. Farman........   2003      19,196          --         1,848(11)             --         12,500              --
  Vice President --           2002          --          --            --                 --             --              --
  Chief Financial Officer     2001          --          --            --                 --             --              --
Joseph A. White(12)........   2003     258,800          --            --            110,040(13)     17,150(14)       9,450(15)
  Former Vice President --    2002     257,333      52,816            --                 --         21,766(14)       8,408
  Chief Financial Officer     2001     245,250          --            --                 --         17,132(14)       7,322
Thomas A. A. Cook..........   2003     217,400      70,000            --            110,040(16)     17,150           9,117(17)
  Vice President --           2002     216,167      44,367            --                 --         15,236           8,216
  General Counsel             2001     208,333          --            --                 --         13,525           7,104

                                                                                   LONG-TERM COMPENSATION
                                                                                           AWARDS
                                                                               ------------------------------
                                               ANNUAL COMPENSATION                                 NUMBER OF
                                      --------------------------------------                      SECURITIES
NAME AND PRINCIPAL           FISCAL                               OTHER        RESTRICTED STOCK   UNDERLYING     ALL OTHER
POSITION                      YEAR    SALARY(1)    BONUS     COMPENSATION(2)     AWARDS($)(3)     OPTIONS(#)    COMPENSATION
------------------           ------   ---------   --------   ---------------   ----------------   -----------   ------------
Robert W. Affholder........   2003     125,000          --            --             49,219(18)         --           4,789(19)
  Senior Executive Vice       2002     125,000          --            --                 --          7,500           3,872
  President                   2001     125,000          --            --                 --          7,500           3,810
Carroll W. Slusher(20).....   2003     157,931          --            --                 --         17,150(21)     199,181(22)
  Former Vice President --    2002     252,167      43,800            --                 --         25,262(21)       8,598
  North America               2001     237,500          --            --                 --         20,109(21)       7,104

---------------
 (1) Includes amounts earned but deferred at the election of the executive officer under our nonqualified deferred compensation plan.

 (2) Excludes car allowances, cellular phone allowances and certain other amounts which, when aggregated for each officer, fall below the reporting threshold.

 (3) Represents the value of restricted stock or deferred stock units. Dividends on restricted stock and deferred stock units are paid at the same rate as paid to all stockholders.

 (4) Represents $145,218 paid pursuant to our relocation plan and $77,042 in reimbursement of taxes.

 (5) Represents grant of 12,800 restricted shares of our common stock on May 27, 2003. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on the Nasdaq Stock Market on the date of grant ($15.72 per share). The value of these shares based on the closing price of our unrestricted stock on The Nasdaq Stock Market as of December 31, 2003 ($16.50 per share) was $211,200. The restrictions on these shares lapse on May 27, 2006, provided that certain company performance goals are met as of March 31, 2004, and that employment continues through May 27, 2006. We will not be able to calculate whether the performance goals have been met until after March 31, 2004.

 (6) Represents $4,842 in employer-matching contributions under our 401(k) Profit-Sharing Plan, and $1,483 in long-term disability insurance premiums.

 (7) Mr. Hooper ceased to be an executive officer on July 22, 2003.

 (8) Represents grant of 21,900 restricted shares of our common stock on May 27, 2003. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on the Nasdaq Stock Market on the date of grant ($15.72 per share). The restrictions on these shares were to lapse on May 27, 2006, provided that certain company performance goals were met as of March 31, 2004. These restricted shares were forfeited when Mr. Hooper ceased to be an executive officer.

 (9) Those options that were unvested and unexercised as of July 22, 2003 were canceled. Therefore, as of that date, Mr. Hooper could no longer exercise 41,138, 40,418 and 18,768 of the options granted in 2003, 2002 and 2001, respectively. The options that were vested and unexercised (13,712, 40,419 and 56,304 of the options granted in 2003, 2002 and 2001, respectively) remain exercisable until July 22, 2004.

(10) Represents $8,000 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $1,957 in term life insurance premiums, and $1,385 in long-term disability insurance premiums, and $354,746 in severance payments.

(11) Represents amounts paid pursuant to our relocation plan.

(12) Mr. White ceased to be an executive officer on December 4, 2003.

(13) Represents grant of 7,000 restricted shares of our common stock on May 27, 2003. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on the Nasdaq Stock Market on the date of grant ($15.72 per share). The restrictions on these shares were to lapse on May 27, 2006, provided that certain company performance goals were met as of March 31, 2004. These restricted shares were forfeited when Mr. White ceased to be an executive officer.

(14) Those options that were unvested and unexercised as of December 4, 2003 were canceled. Therefore, as of that date, Mr. White could no longer exercise 12,863, 10,883 and 4,283 of the options granted in 2003, 2002 and 2001, respectively. The options that were vested and unexercised (4,287, 10,883 and 12,849 of the options granted in 2003, 2002 and 2001, respectively) remain exercisable until March 31, 2004.

(15) Represents $6,005 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $1,995 in employer-matching contributions under the deferred compensation plan, $286 in term life insurance premiums, and $1,164 in long-term disability insurance premiums.

(16) Represents grant of 7,000 restricted shares of our common stock on May 27, 2003. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on the Nasdaq Stock Market on the date of grant ($15.72 per share). The value of these shares based on the closing price of our unrestricted stock on The Nasdaq Stock Market as of December 31, 2003 ($16.50 per share) was $115,500. The restrictions on these shares lapse on May 27, 2006, provided that certain company performance goals are met as of March 31, 2004, and that employment continues through May 27, 2006. We will not be able to calculate whether the performance goals have been met until after March 31, 2004.

(17) Represents $8,000 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $139 in term life insurance premiums, and $1,164 in long-term disability insurance premiums.

(18) Represents grant of 3,125 deferred stock units on December 15, 2003. Each deferred stock unit represents our obligation to transfer one share of our common stock to Mr. Affholder in the future. Mr. Affholder's grant was made under our 2001 Employee Equity Incentive Plan, on the same terms as those made to our non-employee directors. The value of these shares was calculated on the basis of the closing price of our common stock on the Nasdaq Stock Market on the date of grant ($15.75 per share). The value of these shares based on the closing price of our common stock on The Nasdaq Stock Market as of December 31, 2003 ($16.50 per share) was $51,563.

(19) Represents $3,333 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $893 in term life insurance premiums, and $563 in long-term disability insurance premiums.

(20) Mr. Slusher ceased to be an executive officer on July 31, 2003.

(21) Those options that were unvested and unexercised as of July 31, 2003 were canceled. Therefore, as of that date, Mr. Slusher could no longer exercise 12,863, 12,631 and 5,027 of the options granted in 2003, 2002 and 2001, respectively. The options that were vested and unexercised (4,287, 12,631 and 15,082 of the options granted in 2003, 2002 and 2001, respectively) remained exercisable until August 30, 2003.

(22) Represents $3,443 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $4,557 in employer-matching contributions under the deferred compensation plan, $270 in term life insurance premiums, $711 in long-term disability insurance premiums, and $190,200 in severance payments.

OPTION GRANT TABLE

     The following table sets forth certain information regarding options that we granted during 2003 to the individuals named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              ----------------------------------------------------     VALUE AT ASSUMED
                              NUMBER OF      % OF TOTAL                              ANNUAL RATES OF STOCK
                              SECURITIES      OPTIONS                                 PRICE APPRECIATION
                              UNDERLYING     GRANTED TO     EXERCISE                  FOR OPTION TERM(1)
                               OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
NAME                          GRANTED(#)    FISCAL YEAR     ($/SHARE)      DATE         5%          10%
----                          ----------   --------------   ---------   ----------   ---------   ---------
Thomas S. Rooney, Jr.(2)....    32,200           8.7%        $13.68      4/1/2010    $179,326    $417,906
Anthony W. Hooper(3)........    54,850          14.8          12.50      3/7/2010     279,118     650,464
Christian G. Farman(4)......    12,500           3.4          15.15     12/4/2010      77,095     179,663
Joseph A. White(5)..........    17,150           4.6          12.50      3/7/2010      87,272     203,381
Thomas A. A. Cook(6)........    17,150           4.6          12.50      3/7/2010      87,272     203,381
Robert W. Affholder.........        --           0.0             --            --          --          --
Carroll W. Slusher(7).......    17,150           4.6          12.50      3/7/2010      87,272     203,381

---------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options are granted to their expiration date. Actual gains, if any, on stock option exercises will be dependent on, among other things, the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved.

(2) Mr. Rooney was granted options to buy 32,200 shares of our common stock, under our 2001 Employee Equity Incentive Plan, which become exercisable in annual increments of 8,050 each on April 1, 2003 (the date of grant) and each anniversary thereof through April 1, 2006, respectively.

(3) Mr. Hooper was granted options to buy 54,850 shares of our common stock, under our 2001 Employee Equity Incentive Plan, 13,713 of which became exercisable on March 7, 2003 (the date of grant), 13,713 of which would have become exercisable on March 7, 2004, and 13,712 of which would have become exercisable on March 7, 2005 and 2006, respectively. Mr. Hooper ceased to be an executive officer on July 22, 2003. Following termination of Mr. Hooper's status as an executive officer, 75% of these options, representing the unvested portion of the options, were canceled. Therefore, Mr. Hooper could no longer exercise 41,138 of these options. The remaining 13,712 options remain exercisable until July 22, 2004.

(4) Mr. Farman was granted options to buy 12,500 shares of our common stock, under our 2001 Employee Equity Incentive Plan, 3,125 of which became exercisable on December 4, 2003 (date of grant), and 3,125 of which become exercisable on December 4, 2004, 2005 and 2006, respectively.

(5) Mr. White was granted options to buy 17,150 shares of our common stock, under our 2001 Employee Equity Incentive Plan, 4,288 of which became exercisable on March 7, 2003 (the date of grant), 4,288 of which would have become exercisable on March 7, 2004, and 4,287 of which would have become exercisable on March 7, 2005 and 2006, respectively. Mr. White ceased to be an executive officer on December 4, 2003. Following termination of Mr. White's status as an executive officer, 75% of these options, representing the unvested portion of the options, were canceled. Therefore, Mr. White could no longer exercise 12,863 of these options. The remaining 4,287 options remained exercisable until March 31, 2004.

(6) Mr. Cook was granted options to buy 17,150 shares of our common stock, under our 2001 Employee Equity Incentive Plan, 4,288 of which became exercisable on March 7, 2003 (the date of grant) and

    2004, respectively, and 4,287 of which will become exercisable on March 7, 2005 and 2006, respectively.

(7) Mr. Slusher was granted options to buy 17,150 shares of our common stock, under our 2001 Employee Equity Incentive Plan, 4,288 of which became exercisable on March 7, 2003 (the date of grant), 4,288 of which would have become exercisable on March 7, 2004, and 4,287 of which would have become exercisable on March 7, 2005 and 2006, respectively. Mr. Slusher ceased to be an executive officer on July 31, 2003. Following termination of Mr. Slusher's status as an executive officer, 75% of these options, representing the unvested portion of the options, were canceled. Therefore, Mr. Slusher could no longer exercise 12,863 of these options. The remaining 4,287 options remained exercisable until August 30, 2003.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION TABLE

     The following table sets forth certain information regarding exercises of stock options, and stock options held as of December 31, 2003, by the individuals named in the Summary Compensation Table.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                           FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------------   -----------   -------------   -----------   -------------
Thomas S. Rooney, Jr......        --         $    --           8,050        24,150        $ 22,701        $68,103
Anthony W. Hooper(3)......        --              --         384,434            --         849,911             --
Christian G. Farman.......        --              --           3,125         9,375           4,219         12,656
Joseph A. White(4)........        --              --          60,418            --          17,148             --
Thomas A. A. Cook.........        --              --          37,048        23,863          17,148         51,452
Robert W. Affholder.......        --              --          46,500            --         110,100             --
Carroll W. Slusher(5).....    13,987          62,695              --            --              --             --

---------------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 2003, minus the exercise price.

(2) Calculated on the basis of the fair market value of the underlying securities at the time of exercise, minus the exercise price.

(3) Mr. Hooper ceased to be an executive officer on July 22, 2003.

(4) Mr. White ceased to be an executive officer on December 4, 2003.

(5) Mr. Slusher ceased to be an executive officer on July 31, 2003.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

     Under the Long-Term Incentive Plan, key executives designated by our Compensation Committee are eligible to earn a deferred cash incentive award based on our financial performance. Participants in the plan are eligible to earn an award after the end of each performance period. New performance periods are expected to begin each year. If our actual performance falls below certain parameters, no payouts are made.

     In 2001, each of Thomas A. A. Cook, our Vice President -- General Counsel, Anthony W. Hooper, our former Chairman of the Board, President and Chief Executive Officer, Joseph A. White, our former Vice President -- Chief Financial Officer, and Carroll W. Slusher, our former Vice President -- North America, was named as a participant in a performance period beginning in 2001 and ending in 2003. As of

December 31, 2003, Mr. Cook was the only remaining participant for the 2001-2003 performance period. Because our company's performance did not meet the minimum thresholds established under the plan for the 2001-2003 performance period, no payout was made to Mr. Cook under the plan for the 2001-2003 performance period.

     The following table sets forth certain information regarding awards made to executive officers pursuant to our Long-Term Incentive Plan during the last fiscal year.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS UNDER NON-
                                                                           STOCK PRICE-BASED PLANS(1)
                                        PERFORMANCE OR OTHER PERIOD   -------------------------------------
                                        UNTIL MATURATION OR PAYOUT     THRESHOLD      TARGET      MAXIMUM
                                        ---------------------------   -----------   ----------   ----------
Thomas S. Rooney, Jr..................           2003-2005              $118,750     $285,000     $570,000
Anthony W. Hooper(2)..................           2003-2005               200,000      480,000      960,000
Joseph A. White(3)....................           2003-2005                62,500      150,000      300,000
Thomas A. A. Cook.....................           2003-2005                62,500      150,000      300,000
Carroll W. Slusher(4).................           2003-2005                62,500      150,000      300,000

---------------

(1) The target amount is earned if performance targets are achieved. Any awards earned under the Long-Term Incentive Plan during the 2003-2005 performance period would be paid in 2006.

(2) Mr. Hooper's award was forfeited as of July 22, 2003.

(3) Mr. White's award was forfeited as of December 4, 2003.

(4) Mr. Slusher's award was forfeited as of July 31, 2003.

            CERTAIN AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     THOMAS S. ROONEY, JR. Under the terms of an employment letter, we hired Thomas S. Rooney, Jr. as our President and Chief Operating Officer effective April 1, 2003, replacing Anthony W. Hooper as our President. Mr. Hooper continued as our Chairman of the Board and Chief Executive Officer until July 22, 2003. Upon Mr. Hooper's departure as Chief Executive Officer, Mr. Rooney assumed the title of Chief Executive Officer and retained the President title. Pursuant to Mr. Rooney's employment letter, as President and Chief Operating Officer, we paid Mr. Rooney an annual base salary of $350,000. Also, Mr. Rooney's annual bonus is calculated as a percentage of his base salary, determined with reference to (a) a range of percentages identified by our Compensation Committee based upon a center point objective of 60%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by our Compensation Committee. Pursuant to Mr. Rooney's employment letter, Mr. Rooney was guaranteed a minimum of 60% of his potential 2003 annual incentive bonus (based on the 60% center point objective and disregarding any proration for partial year service). Toward the end of 2003, our Compensation Committee confirmed that Mr. Rooney would receive his entire target bonus under his employment letter, in the amount of $210,000. His base salary and his annual bonus are both subject to annual reviews by our Compensation Committee. Based on its most recent review, Mr. Rooney's base salary was increased to $500,000, effective from his appointment as Chief Executive Officer, and his annual bonus center point objective was increased to 70% effective during 2004.

     We also provide Mr. Rooney with a car allowance, reimbursement for one country club membership and medical and life insurance benefits. Mr. Rooney was also granted an option to purchase up to 32,200 shares of our common stock and 12,800 restricted shares of our common stock under his employment letter. The restrictions on these shares lapse on May 27, 2006, provided that certain company performance goals are met as of March 31, 2004, and that employment continues through May 27, 2006. We will not be able to calculate whether the performance goals have been met until after March 31, 2004. Mr. Rooney did not request reimbursement for a country club membership during 2003.

     Mr. Rooney's employment is "at-will" except that, pursuant to his employment letter as amended during 2004, if his employment is terminated without "cause", upon his termination, he would be entitled to receive a severance payment equal to 12 months' base salary, car allowance and medical benefits.

     In connection with Mr. Rooney's relocation to our headquarters facilities in Chesterfield, Missouri, and in addition to the amounts extended to Mr. Rooney under our relocation policy, Mr. Rooney received a relocation allowance of $41,000 upon the purchase of his home in the St. Louis area. Mr. Rooney has also entered into a non-competition and non-solicitation agreement with us that expires one year and one month after his service to us has ended.

     ANTHONY W. HOOPER. Anthony W. Hooper acted as our Chairman of the Board, President and Chief Executive Officer until April 2003, and as our Chairman of the Board and Chief Executive Officer until July 2003. Under the terms of an employment letter, we paid Mr. Hooper a base annual salary, which was $548,600 at the time of his departure in July 2003, and an annual bonus. Mr. Hooper's annual bonus was calculated as a percentage of his base salary, determined with reference to (a) a range of percentages based upon a center point objective of 50%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by the Compensation Committee. His base salary and his annual bonus were both subject to annual reviews by our Compensation Committee. Based on its most recent review, Mr. Hooper's annual bonus center point objective was 70% at the time of his departure. We also provided Mr. Hooper with a car allowance, reimbursement for one country club membership and medical and life insurance benefits. Mr. Hooper was also granted an option to purchase up to 125,000 shares of our common stock under his employment letter. Mr. Hooper never requested reimbursement for a country club membership.

     In his employment letter, we agreed to endeavor to continue Mr. Hooper's tenure as Chairman of the Board and as a director of our company. Mr. Hooper resigned as a director in July 2003. Mr. Hooper's employment, however, was "at-will" except that, if his employment were terminated without "cause" or he resigned with "good reason" (as defined in his employment letter), he would be entitled to receive his base salary and bonus over a period of 18 months (or 30 months, if following specified changes in control of Insituform). Mr. Hooper could have elected to receive this payment in a lump sum at a discounted rate, and in all cases, he would receive any excise taxes due on these payments. Mr. Hooper would also have continuing coverage under our welfare plans for a period of 18 months and his options would become immediately exercisable upon specified changes in control of Insituform. Mr. Hooper's employment letter terminated pursuant to the terms of his separation agreement, described below.

     In connection with Mr. Hooper's relocation to our headquarters facilities in Chesterfield, Missouri, and in addition to the amounts extended to Mr. Hooper under our relocation policy, in September 1997, we extended a loan to Mr. Hooper in the amount of $200,000. The loan was amended on July 17, 2002 to extend the loan due date to September 24, 2004, or earlier in the event of cessation of employment. In general, the loan did not accrue interest except upon default, in which case interest would accrue at a rate of 1% per month. Pursuant to the terms of Mr. Hooper's separation agreement, described below, the amounts due under the loan are payable over a 12-month period.

     In March 2003, Mr. Hooper's employment letter was amended to omit the title of President, so our newly appointed Chief Operating Officer, Thomas S. Rooney, Jr., could be appointed as President. Mr. Rooney was hired and appointed as President and Chief Operating Officer as of April 2003, and replaced Mr. Hooper as Chief Executive Officer as of July 2003.

     In connection with Mr. Hooper's departure, we entered into a separation agreement with Mr. Hooper. Under the terms of his separation agreement, we agreed to pay Mr. Hooper a separation payment of $1,058,713 in cash, payable in 36 semi-monthly installments. In addition, pursuant to the agreement, we provide Mr. Hooper with car allowance payments and medical coverage for Mr. Hooper and his family for a period of 18 months, or until Mr. Hooper secures full-time employment, whichever occurs first. In addition, subject to certain conditions, Mr. Hooper is entitled to receive a special payment of $75,000 pursuant to the terms of the agreement. Pursuant to the separation agreement, any vested and unexercised stock options held by Mr. Hooper as of July 22, 2003 remain exercisable until July 22, 2004. All of

Mr. Hooper's unvested stock options were canceled as of July 22, 2003. Under the terms of Mr. Hooper's separation agreement, Mr. Hooper is bound by non-solicitation and non-competition provisions that expire on July 22, 2004.

     CHRISTIAN G. FARMAN. Under the terms of an employment letter, we hired Christian G. Farman as our Vice President and Chief Financial Officer effective December 4, 2003, replacing Joseph A. White. Pursuant to Mr. Farman's employment letter, we pay Mr. Farman a base salary, which is currently $265,000, and an annual bonus. Mr. Farman's annual bonus is calculated as a percentage of his base salary, determined with reference to (a) a range of percentages identified by our Compensation Committee based upon a center point objective of 50%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by our Compensation Committee. His base salary and his annual bonus are both subject to annual reviews by our Compensation Committee. We also provide Mr. Farman with a car allowance and medical and life insurance benefits. Mr. Farman was also granted an option to purchase up to 12,500 shares of our common stock under his employment letter.

     Mr. Farman's employment is "at-will" except that, if his employment is terminated without "cause" during the first 24 months of employment, upon his termination, he will be entitled to receive a severance payment equal to 12 months' base salary, car allowance and medical benefits, and reasonable outplacement assistance.

     In connection with Mr. Farman's relocation to our headquarters facilities, certain amounts were extended to Mr. Farman under our relocation policy. Mr. Farman has also entered into a non-competition and non-solicitation agreement with us that expires one year and one month after his service to us has ended.

     JOSEPH A. WHITE. Joseph A. White, our former Vice President and Chief Financial Officer, ceased to be an executive officer of our company in December 2003. In connection with his departure, we entered into a separation agreement with Mr. White. Under the terms of his separation agreement, Mr. White will remain available to us for transition matters until March 31, 2004, and will continue to receive his salary and benefits until that time. Mr. White's services to us have been minimal since his departure. In addition, subject to certain conditions, Mr. White is entitled to receive a lump sum payment of $107,834 on March 31, 2004 pursuant to the terms of the agreement. Pursuant to the separation agreement, any vested and unexercised stock options held by Mr. White as of December 4, 2003 remain exercisable until March 31, 2004. All of Mr. White's unvested stock options were canceled as of December 4, 2003. Under the terms of Mr. White's separation agreement, Mr. White is bound by non-solicitation and non-competition provisions that expire on March 31, 2006.

     ROBERT W. AFFHOLDER. In connection with our acquisition of Insituform Mid-America, Inc. in October 1995, we entered into a three-year employment agreement with Robert W. Affholder, which has been extended annually. Mr. Affholder's agreement was extended most recently, by amendment, through the earlier of the date of the 2004 annual meeting of stockholders, or December 31, 2004. Under his employment agreement, Mr. Affholder serves as our Senior Executive Vice President, receives an annual salary of $125,000 and devotes one-half of his business time to our affairs. Pursuant to his amended employment agreement, Mr. Affholder will continue to receive his salary through December 31, 2004, regardless of the date on which he ceases to be an executive officer. In the event of Mr. Affholder's death, the agreement terminates automatically. In addition, we may terminate the agreement upon the failure of Mr. Affholder to perform his duties because of his illness or other incapacity that continues for a period of six months, or for other "cause" (as defined in his employment agreement). Mr. Affholder's arrangements with us entitle him to participate in medical and other employee benefit plans and to the use of an automobile until December 31, 2004. Pursuant to Mr. Affholder's amended employment agreement, Mr. Affholder agreed to continue act as a qualifier until December 31, 2004 in any jurisdiction in which he acted as a qualifier as of the date of his amendment. Mr. Affholder has also entered into a non-competition agreement with us that expires two years after his service to us has ended.

     CARROLL W. SLUSHER. Carroll W. Slusher, our former Vice President -- North America, ceased to be an executive officer effective July 31, 2003. In connection with his departure, we entered into a separation agreement with Mr. Slusher. Pursuant to the agreement, Mr. Slusher received a lump sum separation payment of $190,200, and an amount equal to nine months of salary and car allowance payments. In addition, we agreed to provide outplacement counseling services through the earlier of April 30, 2004 or such time as Mr. Slusher secures alternate employment, and medical benefits through the earlier of December 31, 2004 or such time as alternate employment is secured. Under the terms of Mr. Slusher's separation agreement, Mr. Slusher is bound by non-solicitation and non-competition provisions that expire on July 31, 2005.

                                     * * *

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of our board of directors consists of three directors: Stephen P. Cortinovis (Chair), John P. Dubinsky and Juanita H. Hinshaw, each of whom is an independent director.

     In 2003, our board adopted a formal charter for our Compensation Committee. Under its charter, our Compensation Committee:

     - assists our board in the discharge of our board's responsibilities relating to the compensation of our directors and executives,

     - issues a report on executive compensation in accordance with applicable requirements, including the rules and regulations of the Securities and Exchange Commission, for inclusion in our annual proxy statement, and

     - administers, and makes recommendations with respect to, our incentive compensation plans and equity based plans.

     Specifically, our Compensation Committee is to:

     - periodically review and approve our corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers,

     - evaluate our Chief Executive Officer's and other executive officers' performance in light of our goals and objectives,

     - assess our competitive position for the components of executive compensation on a national and local level as well as in our industry and consider different compensation approaches,

     - determine the compensation level of our Chief Executive Officer and our other executive officers,

     - annually evaluate the performance of our Compensation Committee, and

     - recommend to our board specific amounts and forms of director compensation based on general guidelines established by our Corporate Governance & Nominating Committee.

     Starting in 2003, the compensation of our Chief Executive Officer must be determined by our Compensation Committee meeting in an executive session without our Chief Executive Officer present. The compensation of our other executive officers must be determined by our Compensation Committee meeting in an executive session in which our Chief Executive Officer may be present but may not vote.

     In connection with our Compensation Committee's review and approval of our Chief Executive Officer's long-term compensation, our Compensation Committee considers the following factors:

     - our performance and relative total shareholder return,

     - the value of such awards granted to other chief executive officers at comparable companies, and

     - the awards granted to our Chief Executive Officer in prior years.

     Our Compensation Committee establishes the overall compensation philosophy for our company, but it may delegate the determination and administration of non-executive officer compensation as it deems appropriate. It also makes recommendations to our board regarding the adoption, amendment and rescission of equity based incentive compensation plans, and it administers the 2001 Employee Equity Incentive Plan and the Long-Term Incentive Plan, under which incentive compensation may be awarded to executive officers.

     Consistent with its charter, during 2003, our Compensation Committee made all decisions relating to executive officer compensation, including the award of 2002 annual incentive bonuses. These executive compensation decisions were determined and paid in 2003.

     The objectives of our Compensation Committee in establishing executive compensation are:

     - to offer levels of compensation which are competitive with those offered by other companies in similar businesses,

     - to compensate executives based on each executive's level of responsibility and contribution to our business goals,

     - to link compensation with our financial performance, and

     - to align the interests of our executives with the interests of our stockholders.

     To achieve these objectives, our executive compensation program, which includes our Chief Executive Officer, was developed with the assistance of an independent compensation advisor retained by our Compensation Committee. Our program consists principally of base salary, annual incentive cash bonuses, long-term cash bonuses and equity incentives, as described below.

     Base Salary. Our Compensation Committee evaluates executive base salaries by level of responsibility, individual performance and our corporate performance, as well as by the need to provide a competitive package that allows us to retain key executives. In early 2002, after reviewing individual performance, our performance and available information on salaries at other companies of similar size (with particular focus on other construction-based operations), our Chief Executive Officer made recommendations to our Compensation Committee concerning the base salaries of executive officers for 2002.

     In 2003, because of the then current economic climate and personnel budget actions taken by many of our customers, a salary freeze was imposed for all executive officers.

     From April 2003 to July 2003, the base salary for Mr. Rooney, our then President and Chief Operating Officer, was at the rate of $350,000 per annum. Mr. Rooney replaced Mr. Hooper as Chief Executive Officer in July 2003. Effective from July 2003, Mr. Rooney's salary was at the rate of $500,000 per annum. At the time of Mr. Hooper's departure, his base salary as our Chief Executive Officer was at the rate of $548,600 per annum.

     Annual Incentive Cash Bonuses. For 2003, key employees were eligible to receive annual incentive cash bonuses if Insituform as a whole exceeded the threshold level of its financial plan and the employee's operating unit exceeded the threshold level of its plan. The availability of the bonus was determined by actual performance compared to the plan goals set at the beginning of the year. The target amount of the bonus was established as a percentage of the employee's salary, but varied based on actual performance. As described below, our Chief Executive Officer, our former Chief Executive Officer and our other executive officers participated in the annual incentive bonus program, but the executive officers' bonuses, like those of other corporate employees, did not have an individual operating unit component because their responsibilities relate to Insituform as a whole. A similar program has been established by our Compensation Committee for 2004, with particular emphasis on individual performance, but the plan goals have not yet been established.

     In early 2003, under our Long-Term Incentive Plan described below, our Compensation Committee set the goals for our Chief Executive Officer and other executive officers, and it set the target bonus amounts for our Chief Executive Officer at 70% of his annual salary and for the other executive officers at 50% of their respective annual salaries. As part of Mr. Hooper's employment arrangements, he was entitled to bonus payments, if goals were achieved, in an amount calculated as a percentage of base salary with a minimum center point objective of 50% of his current base salary. As part of Mr. Rooney's employment arrangements, Mr. Rooney's annual bonus is calculated as a percentage of his base salary, determined with reference to (a) a range of percentages identified by our Compensation Committee based upon a center point objective of 60%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by our Compensation Committee. Pursuant to Mr. Rooney's employment letter, Mr. Rooney was guaranteed a minimum of 60% of his potential 2003 annual incentive bonus (based on the 60% center point objective and disregarding any proration for partial year service). Toward the end of 2003, our Compensation Committee confirmed that Mr. Rooney would receive his entire target bonus under his employment letter, in the amount of $210,000. Based on its most recent review, Mr. Rooney's annual bonus center point objective was increased to 70% effective during 2004.

     Because Insituform as a whole did not achieve the threshold level of its performance goals during 2003, no bonus amounts were required to be paid under our annual incentive cash bonus program, even though some operating units exceeded the threshold and target levels in their plans. Nevertheless, based on the recommendation of our Chief Executive Officer, our Compensation Committee authorized discretionary bonus payments to be made to eligible employees, including persons who were executive officers during all of 2003, to reward their efforts and to recognize that several operating units met or exceeded their individual plans.

     Long-Term Cash Bonuses. The purpose of our Long-Term Incentive Plan is to provide our senior management with long-term incentive compensation based on the level of achievement of financial and other performance criteria. Any performance based compensation can be paid as a cash bonus or as the grant of a benefit (other than stock options) under the 2001 Employee Equity Incentive Plan. Our Long-Term Incentive Plan focuses the interests of key employees on the key measures of our success and rewards those employees for achieving those key measures of our success. Our Long-Term Incentive Plan is intended to qualify compensation paid under it as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Under our Long-Term Incentive Plan, our Compensation Committee designates participants in various incentive programs for each fiscal year or other period set by our Compensation Committee. Each incentive program can have its own specific performance goals or targets and performance period. Our Compensation Committee establishes objective performance goals based upon one or more of the following criteria, individually or in combination, adjusted in the manner our Compensation Committee determines in its sole discretion:

- stock price                      - earnings per share
- sales                            - free cash flow
- return on equity                 - net income
- book value                       - individual performance
- expense management               - business unit performance

     The payment of an incentive program award under our Long-Term Incentive Plan may be reduced by our Compensation Committee in its sole discretion, and the granting of awards is subject to the discretion of our Compensation Committee.

     Based on a review of executive officer performance, during 2003, our Compensation Committee established the 2003-2005 Long-Term Executive Cash Performance Program. The participants currently include, among others, Messrs. Rooney and Cook, each of whom is an executive officer. Messrs. Hooper, White and Slusher were named as participants in 2003, but each ceased to be a participant when he ceased to be an executive officer. The performance goals or measures used are return on equity and earnings per share growth, with specific weighting and targets set by our Compensation Committee. The target payout for Mr. Rooney, our current Chief Executive Officer, is $285,000, which was established when he served as our President and Chief Operating Officer.

     Equity Incentives. The primary purpose of our equity incentive program is to align the interests of our key employees, including the executive officers, more closely with the interests of our stockholders by offering key employees an opportunity to benefit from increases in the market price of our common stock. Our equity incentive program provides long-term incentives that have enabled us to attract and retain key employees by encouraging their ownership of our common stock. In connection with attracting new executive management, we have typically authorized the grant of options effective upon commencement of employment.

     During 2003, in connection with Mr. Hooper's annual review for the prior year, our Compensation Committee granted Mr. Hooper, our former Chief Executive Officer, 21,900 restricted shares of our common stock, subject to one year performance vesting, and an option covering 54,850 shares of our common stock, each under our 2001 Employee Equity Incentive Plan. In connection with Mr. Rooney's employment as our President and Chief Operating Officer, our Compensation Committee granted Mr. Rooney 12,800 restricted shares of our common stock, subject to one year performance vesting, and an option covering 32,200 shares of our common stock, each under our 2001 Employee Equity Incentive Plan.

     Our Compensation Committee has not yet made any equity grants for 2004 under our 2001 Employee Equity Incentive Plan.

     Other Compensation Matters. Executive officers, including our Chief Executive Officer, may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified, deferred compensation plan for key employees. This plan allows for base salary deferral, when aggregated with 401(k) base salary contributions under our 401(k) Profit-Sharing Plan, subject to legal limitations, of up to 50% of base salary, and bonus deferral of up to 50% of bonus amounts. Under the plan, we will match the first 3% of contributions at a 100% rate, and the next 2% of contributions at a 50% rate (limited to compensation up to $200,000 per annum). Contributions in the non-qualified, deferred compensation plan are adjusted to match the performance of participant-selected indices. We have the option to invest participant contributions in whatever manner we choose. Subject to claims of creditors, we will pay account balances to key employee participants after termination of employment based on their deferrals into the accounts and the investment performance of their selected indices.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation to $1 million per year for our Chief Executive Officer and our four other most highly compensated officers, but it contains an exception for performance-based compensation that satisfies certain conditions. Our Long-Term Incentive Plan and our 2001 Employee Equity Incentive Plan are intended to allow us to pay performance based compensation as defined in Section 162(m). In making compensation decisions, we consider the net cost of compensation. We also consider whether it is practicable, and consistent with other compensation objectives, to qualify our incentive compensation under the applicable exemption of Section 162(m). We anticipate that deductibility of compensation payments will be one of a number of factors considered in ascertaining appropriate levels or types of compensation, and that we will make our compensation decision based upon an overall determination of what we believe to be in the best interests of our stockholders.

     The foregoing report on executive compensation is provided by our Compensation Committee.

               Stephen P. Cortinovis, Chair     John P. Dubinsky
                               Juanita H. Hinshaw

     Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.
                                     * * *

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Affholder, Inc., our wholly-owned subsidiary that comprises the tunneling segment, owns, or leases under long term operating leases with third-party leasing companies, several pieces of tunneling equipment, including cranes and tunnel boring machines. From time to time for specific projects, Affholder, Inc. will lease additional equipment from a variety of sources. During 2003, Affholder, Inc. leased four cranes and one tunnel boring machine from A-Y-K-E Partnership. A-Y-K-E is a partnership that is controlled by Robert W. Affholder, our Senior Executive Vice President and a member of the board of directors. During 2003, Affholder, Inc. paid A-Y-K-E approximately $510,000 pursuant to equipment leases. This amount represents 7.5% of all lease payments made by Affholder during 2003 and 2.9% of all lease payments made by us in 2003. The cranes and tunnel boring machine that are currently under lease are leased under separate lease agreements on terms that are substantially similar to, or better than, those otherwise available to Affholder, Inc. in the market. The leases are terminable upon 30 days' prior notice by either party. During 2003, A-Y-K-E leased equipment only to Affholder, Inc. Affholder, Inc. may sublease the equipment to third parties and retain any profit generated from the sublease.

                                     * * *

                         REPORT OF THE AUDIT COMMITTEE

     The board's Audit Committee operates under a written charter, which was recently revised and adopted by our board of directors. A copy of this charter is included in this proxy statement as Appendix A, and is available, free of charge, on our website, www.insituform.com. The Audit Committee consists of three independent directors: Paul A. Biddelman (Chair), Juanita H. Hinshaw and Sheldon Weinig. The Audit Committee reviewed and discussed our audited consolidated financial statements for 2003 with our management. In addition, the Audit Committee discussed with our auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, which include the following:

     - PricewaterhouseCoopers' responsibility under generally accepted auditing standards,

     - significant accounting policies,

     - management judgments and accounting estimates,

     - significant audit adjustments,

     - other information in documents containing audited financial statements,

     - disagreements with our management, including accounting principles, scope of audit and disclosures,

     - consultation with other accountants by management,

     - major issues discussed with our management prior to retention of PricewaterhouseCoopers, and

     - difficulties encountered in performing the audit.

     The Audit Committee received and discussed with PricewaterhouseCoopers written disclosures and the letter regarding any significant relationships that could impair PricewaterhouseCoopers' independence (as required by Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with PricewaterhouseCoopers' independence. Based upon the above reviews and discussions, the Audit Committee recommended to the board that our audited consolidated financial statements for 2003 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     The board and the Audit Committee believe that the Audit Committee's current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are "independent" directors, as that term is defined in the National Association of Securities Dealers' listing standards.

     Based on the findings of the Audit Committee, our board has determined that the Audit Committee has at least one "audit committee financial expert," as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies, and that Juanita H. Hinshaw, one of our independent directors, qualifies as an audit committee financial expert.

  Paul A. Biddelman, Chair  Juanita H. Hinshaw
  Sheldon Weinig

     Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

                                     * * *

                              INDEPENDENT AUDITORS

     Our Audit Committee has selected PricewaterhouseCoopers to serve as our independent auditors for 2004. One or more representatives of PricewaterhouseCoopers will attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

     PricewaterhouseCoopers audited our consolidated financial statements for 2003. We engaged PricewaterhouseCoopers to serve as our independent auditors for 2002, replacing Arthur Andersen LLP, on June 10, 2002. The board of directors approved the decision to change independent auditors upon the recommendation of our Audit Committee.

     The audit reports of Arthur Andersen on our consolidated financial statements as of and for year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the year ended December 31, 2001 or the subsequent interim period through June 10, 2002:

     - there was no disagreement between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with regard to our consolidated financial statements, which disagreement, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of such disagreement in its report;

     - no reportable events (as described under item 304(a)(1)(v) of Regulation S-K of the 1934 Act) have occurred; and

     - we did not engage PricewaterhouseCoopers for any auditing work or consulting on any matter or event set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K of the 1934 Act.

     We provided Arthur Andersen with a copy of the foregoing disclosures that were applicable to them prior to the filing of our current report on Form 8-K disclosing the dismissal of Arthur Andersen. We also requested that Arthur Andersen furnish us with a letter addressed to the Securities and Exchange Commission stating whether Arthur Andersen agreed with the statement made by us herein, and, if not, stating the respects in which it did not agree. We received such a letter and filed it as an exhibit to an amendment to our initial report on Form 8-K.

INDEPENDENT AUDITORS' FEES

     Consistent with its charter adopted by our board of directors, the Audit Committee pre-approves all auditing services and all significant non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors. Proposed auditing and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services. The Audit Committee's approval is required to exceed the budgeted amount. In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees. If the Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

     In our two most recent fiscal years, we paid the following amounts to our independent auditors:

                                            2003                       2002
                                          --------   ----------------------------------------
                                                     PRICEWATERHOUSECOOPERS   ARTHUR ANDERSEN
                                                     ----------------------   ---------------
Audit Fees..............................  $369,000          $300,000(1)          $ 29,500
Audit-Related Fees......................   138,850             7,500(2)                --
Tax Fees................................   275,742           135,627               82,925
All Other Fees..........................        --                --               20,000
                                          --------          --------             --------
Total...................................  $783,592          $443,127             $132,425
                                          ========          ========             ========

---------------

(1) This amount represents fees classified pursuant to standards in effect for fiscal years ended after December 15, 2003. Of this amount, $275,000 was previously reported as "audit fees" pursuant to the standards in effect prior to December 15, 2003. The remainder was previously classified as "audit-related fees" pursuant to the classification rules then in effect. The primary differences between the current and prior classifications of our independent auditors' fees relate to the classification of statutory audit fees and employee benefit plan audit fees.

(2) This amount represents fees classified pursuant to standards effective for fiscal years ended after December 15, 2003. We previously reported that we paid $32,500 to PricewaterhouseCoopers for 2002 "audit-related fees" pursuant to the standards in effect prior to December 15, 2003. Of the amount previously reported, $25,000 is now classified as "audit fees" pursuant to the classification rules in effect for fiscal years ended after December 15, 2003. The primary differences between the current and prior classifications of our independent auditors' fees relate to the classification of statutory audit fees and employee benefit plan audit fees.

AUDIT FEES

     We paid an aggregate of $369,000 to PricewaterhouseCoopers for the 2003 fiscal year audit, for the reviews of the financial statements included in our 2003 quarterly reports on Form 10-Q, and for statutory and subsidiary audits. We paid an aggregate of $300,000 to PricewaterhouseCoopers for the 2002 fiscal year audit and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. We paid $29,500 to Arthur Andersen to review our quarterly report on Form 10-Q for the quarter ended March 31, 2002.

AUDIT-RELATED FEES

     In 2003, we paid PricewaterhouseCoopers $138,850 for assurance and related services that were reasonably related to the performance of PricewaterhouseCoopers' audit and review of our financial statements. These services included employee benefit plan audits, consultation in connection with acquisitions and consultation concerning financial accounting and reporting standards. All of these services were pre-approved by our Audit Committee. In 2002, we paid $7,500 to PricewaterhouseCoopers for these services. We did not pay Arthur Andersen any audit-related fees in 2002.

TAX FEES

     In 2003, we paid PricewaterhouseCoopers $275,742 for tax services, which primarily consisted of services for federal, state and international tax compliance, tax planning and tax consultation, exclusive of tax services rendered in connection with the audit. Our Audit Committee pre-approved all of these services. In 2002, we paid $135,627 and $82,925 to PricewaterhouseCoopers and Arthur Andersen, respectively, for these services.

ALL OTHER FEES

     In 2003 and 2002, PricewaterhouseCoopers did not perform any services for us other than those described above. In 2002, we paid Arthur Andersen $20,000 for all other services. These services consisted of process improvement reviews.

     We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

                               PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on our common stock to the S&P 500 Index and a composite peer group index for the past five years. Our peer group index is comprised of the following six companies:

     - Insituform East Incorporated

     - Michael Baker Corporation

     - Granite Construction, Inc.

     - Fluor Corporation

     - Jacobs Engineering Group, Inc.

     - Foster Wheeler Corp.

     As of September 5, 2003, we acquired the business of Insituform East Incorporated, including selected assets.

     At the end of 2000, Fluor Corporation, a publicly-traded company, completed a reverse spin-off of one of its businesses that resulted in two publicly-traded companies. As a result, Fluor Corporation, the company that now contains the segment relevant to our peer group index, is only included in the peer group index for 2001 through 2003, the period following the spin-off.

     The graph assumes that $100 was invested in our common stock and each index on December 31, 1998 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                            [PERFORMANCE LINE GRAPH]

              -----------------------------------------------------------------------------------------------
                                                    1998      1999      2000      2001      2002      2003
              -----------------------------------------------------------------------------------------------
               Insituform Technologies, Inc.       $100.00   $194.83   $275.00   $176.41   $117.59   $113.79
               S&P 500 Index                       $100.00   $121.04   $110.02   $ 96.95   $ 75.53   $ 97.20
               Composite Peer Group Index          $100.00   $ 69.23   $ 96.27   $119.04   $ 97.41   $ 84.47

     Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this proxy statement, in whole or in part, the preceding performance graph shall not be deemed incorporated by reference into any such filings.

                  INFORMATION CONCERNING CERTAIN STOCKHOLDERS

     The table below sets forth certain information as of March 1, 2004 with respect to the number of shares of common stock owned by:

     - each of our executive officers named in the Summary Compensation Table under "Executive Compensation,"

     - each of our directors and director nominees,

     - each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and

     - all of our directors and executive officers as a group.

                                                             AMOUNT AND NATURE OF          PERCENT OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP(1)           CLASS
----------------                                           ------------------------        ----------
T. Rowe Price Associates, Inc.
  100 East Pratt Street
  Baltimore, Maryland 21202..............................           3,920,500(2)              14.4%
Kayne Anderson Rudnick Investment Management, LLC
  1800 Avenue of the Stars, Second Floor
  Los Angeles, California 90067..........................           2,012,268(3)               7.4
Robert W. Affholder......................................           1,197,826(4)               4.4
Paul A. Biddelman........................................              43,625(5)                  (6)
Thomas A. A. Cook........................................              55,526(7)                  (6)
Stephen P. Cortinovis....................................              55,625(8)                  (6)
John P. Dubinsky.........................................              18,277(9)                  (6)
Christian G. Farman......................................               3,125(10)                 (6)
Juanita H. Hinshaw.......................................              27,625(11)                 (6)
Anthony W. Hooper........................................             384,435(12)              1.4
Thomas N. Kalishman......................................              43,625(13)                 (6)
Thomas S. Rooney, Jr.....................................              28,900(14)                 (6)
Carroll W. Slusher.......................................                   0                  0.0
Sheldon Weinig...........................................              46,625(15)                 (6)
Joseph A. White..........................................              65,418(16)                 (6)
Alfred L. Woods..........................................              57,625(17)                 (6)
Directors and executive officers as a group (14
  persons)...............................................           2,028,257(18)              7.4

---------------
 (1) Except as otherwise indicated, as of March 1, 2004, all shares are owned with sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire on or within 60 days after March 1, 2004, including through the exercise of stock options and in connection with deferred stock units. References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after March 1, 2004. A director would only receive shares of common stock in connection with deferred stock units within 60 days after March 1, 2004 if the director's service on the board terminated during that time period. Also included are restricted shares of common stock, over which the individual has voting power, but no investment power.

 (2) The information provided herein is based on a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the Securities and Exchange Commission on February 9, 2004. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,349,300 shares of our common stock and sole dispositive power with respect to 3,920,500 shares of our common stock. These securities are owned by various individual and institutional investors, including the fund (which owns 1,560,800 shares, representing 5.7% of the shares outstanding, over which the fund has sole voting power), which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

 (3) The information provided herein is based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC with the Securities and Exchange Commission on February 10, 2004. The information in the Schedule 13G/A indicates that Kayne Anderson Rudnick Investment

     Management, LLC, an investment adviser, has sole voting and dispositive power with respect to all of these shares.

 (4) Represents: (a) 398,243 shares held individually by Robert W. Affholder;
     (b) 196,958 shares held jointly by Robert W. Affholder and Pamela Long Affholder; (c) 550,000 shares held by The Affholder Family Partnership L.P., the sole general partners of which are The Robert W. Affholder Revocable Trust and The Pamela Long Affholder Revocable Trust (as to each of which Robert W. Affholder and Pamela Long Affholder are co-trustees);
     (d) 3,000 shares held by The Robert W. and Pamela Long Affholder Irrevocable Grandchildren's Trust (as to which Robert W. Affholder is co-trustee); (e) 46,500 stock options; and (f) 3,125 deferred stock units.

 (5) Represents 40,500 stock options, and 3,125 deferred stock units.

 (6) Less than one percent.

 (7) Represents 48,526 stock options, and 7,000 restricted shares of our common stock.

 (8) Represents 1,000 shares of common stock, 51,500 stock options, and 3,125 deferred stock units.

 (9) Represents 152 shares of common stock, 15,000 stock options, and 3,125 deferred stock units.

(10) Represents 3,125 stock options.

(11) Represents 2,000 shares of common stock, 22,500 stock options, and 3,125 deferred stock units.

(12) Represents 384,435 stock options. Pursuant to a domestic relations order, dated August 31, 2001, Mr. Hooper's former spouse is entitled to receive, as a division of marital property, a portion of the proceeds from the exercise of 181,667 of these options. Mr. Hooper disclaims beneficial ownership of the 181,667 shares subject to these options.

(13) Represents 3,000 shares of common stock, 37,500 stock options, and 3,125 deferred stock units.

(14) Represents 16,100 stock options, and 12,800 restricted shares of our common stock.

(15) Represents 6,000 shares of common stock, 37,500 stock options, and 3,125 deferred stock units.

(16) Represents 5,000 shares of common stock and 60,418 stock options.

(17) Represents 500 shares of common stock, 51,500 stock options, and 5,625 deferred stock units.

(18) Includes 815,104 stock options, and 27,500 deferred stock units.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of copies of reports received by us pursuant to
Section 16(a) of the Securities Exchange Act of 1934, we believe that during 2003 all filing requirements applicable to its directors, officers and 10% stockholders under Section 16(a) were satisfied, except with respect to Carroll
W. Slusher, who ceased to be an executive officer on July 31, 2003. Mr. Slusher filed one late report in 2003 that contained information relating to one transaction effected in 2003.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2003 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

                                                                                               NUMBER OF
                                                                                               SECURITIES
                                                                                               REMAINING
                                                   NUMBER OF                              AVAILABLE FOR FUTURE
                                               SECURITIES TO BE         WEIGHTED-            ISSUANCE UNDER
                                                  ISSUED UPON        AVERAGE EXERCISE            EQUITY
                                                  EXERCISE OF            PRICE OF             COMPENSATION
                                                  OUTSTANDING          OUTSTANDING          PLANS (EXCLUDING
                                               OPTIONS, WARRANTS    OPTIONS, WARRANTS     SECURITIES REFLECTED
                                                  AND RIGHTS            AND RIGHTS           IN COLUMN (A))
                                                      (A)                  (B)                    (C)
                                               -----------------   --------------------   --------------------
Equity compensation plans approved by
  security holders...........................      2,264,139              $22.23               1,145,510
Equity compensation plans not approved by
  security holders...........................             --                  --                      --
                                                   ---------              ------               ---------
Total........................................      2,264,139              $22.23               1,145,510
                                                   =========              ======               =========

     We have never repriced options to purchase shares of our common stock and have no intention of repricing such options in the future.

                                 OTHER MATTERS

     The board does not know of any other matters which may be brought before the annual meeting. However, if any other matters are properly presented for action, it is the intention of the persons named on the accompanying proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Our by-laws provide that, in order for a stockholder to nominate a candidate for director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary. In the case of an annual meeting of stockholders, to be timely, a stockholder's notice must ordinarily be delivered to or mailed and received at our principal executive office not less than 90 days (which for the 2005 annual meeting of stockholders would be January 28, 2005) nor more than 120 days (which for the 2005 annual meeting of stockholders would be December 29, 2004) prior to the anniversary date of the preceding year's annual meeting of stockholders.

     However, if the date of the annual meeting is advanced or delayed by more than 30 days compared to the date of the preceding year's annual meeting, notice by the stockholder to be timely made must be received not later than the close of business on the later of:

     - the ninetieth day prior to the meeting, or

     - the tenth day following the date on which the date set for the meeting is first announced publicly.

     Any stockholder filing a notice of nomination must include the information required by our by-laws.

     In order for a stockholder to bring other business before an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary within the time limits described above. The notice must include the information required by our by-laws.

     If a stockholder fails to notify us within the time limits described above of an intent to present a nomination or proposal for a stockholder vote at our 2005 annual meeting of stockholders, we will declare the nomination or business to be not properly brought before the meeting and, therefore, the nomination will be disregarded or the business will not be transacted. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our proxy statement. We must receive stockholder proposals intended to be presented at the 2005 annual meeting by December 1, 2004 in order to be considered for inclusion in our proxy statement relating to such meeting.

                   STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

     Our board has an informal process in place for our stockholders to communicate with directors. Any stockholder wishing to contact our board or one of our directors can write to:

                              Board of Directors
                              c/o Insituform Technologies, Inc.
                              702 Spirit 40 Park Drive
                              Chesterfield, MO 63005

     All correspondence received by us and addressed as indicated above will be reviewed by appropriate Insituform personnel and promptly forwarded to our Chairman of the Board or to the appropriate director. Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our board's Audit Committee.

     Although our board does not have an express policy regarding director attendance at the annual meeting of stockholders, we anticipate that all directors will attend this year's annual meeting. Two directors attended the 2003 annual meeting of stockholders.

                                          THOMAS A. A. COOK
                                          Secretary

Chesterfield, Missouri
March 31, 2004

                                                                      APPENDIX A

                         INSITUFORM TECHNOLOGIES, INC.

                                AUDIT COMMITTEE

                                    CHARTER

I.  PURPOSE.

     The primary functions of the Audit Committee (the "COMMITTEE") of the Board of Directors (the "BOARD") of Insituform Technologies, Inc. (the "COMPANY") are:

     - To oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements, including overseeing:

      - the integrity of the Company's financial statements,

      - the Company's compliance with legal and regulatory requirements,

      - the independent auditor's qualifications and independence, and

      - the performance of the Company's internal audit function and independent auditors, and

     - To prepare the report that the Securities and Exchange Commission (the "SEC") rules require be included in the Company's proxy statement.

     The Committee will address these functions by carrying out the activities enumerated in this Charter, which are intended to describe a program of guidance and oversight and not to diminish the primary responsibility of the Company's management for the Company's financial statements and internal controls.

II.  ORGANIZATION AND AUTHORITY.

     The Committee shall be comprised of three or more directors, as determined by the Board. Each member of the Committee shall satisfy the applicable independence requirements of The Nasdaq Stock Market ("NASDAQ") and any other applicable regulatory requirements. Committee members may not receive any payment from the Company except for Board or Board committee service. No Committee member may have participated in the preparation of the financial statements of the Company or of any Company subsidiary at any time during the previous three (3) years. Committee members shall be appointed by the Board annually. The Board may remove any Committee member. Members shall serve until their successors are duly elected and qualified.

     The Chairman of the Committee shall be designated by the Board; provided, however, if the Board does not do so, the Committee members shall elect a Chairman by vote of a majority of the Committee. The Chairman of the Committee may establish rules as determined by the Chairman to be necessary or appropriate for the conduct of the Committee's business.

     All members of the Committee must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication.

     The Committee shall meet on a regular basis, and as frequently as circumstances dictate. The Committee shall maintain minutes and other records of its meetings and other activities. In furtherance of its objective of creating an open avenue of communication among the Company's accountants, financial and senior management, internal auditors and the Board, the Committee shall meet at least annually with management and the independent auditors in executive session, to discuss any matters that the Committee or these groups believe should be discussed privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company's financial statements consistent with the responsibilities set forth in this Charter.

III.  RESPONSIBILITIES.

     To fulfill its responsibilities and duties, the Committee shall:

  Periodic Review

     1. Review and update this Charter periodically, at least annually, as conditions dictate, and submit any changes for ratification by the Board.

     2. Review the Company's annual financial statements, including any certification, report, opinion, or review rendered by the independent auditors, prior to filing with the SEC together with the Company's Annual Report on Form 10-K.

     3. Review with management and the independent auditors the Company's quarterly unaudited financial statements prior to filing with the SEC together with the Company's Quarterly Report on Form 10-Q. The Chairman of the Committee may represent the entire Committee for purposes of this review.

     4. Review, prior to filing and/or publishing, other financial statements contained in filings by the Company with the SEC and other published documents, including the Company's quarterly and annual earnings releases.

  Independent Auditors

     5. Bear direct responsibility for the appointment, compensation (including approval of all audit engagement fees and terms, and all significant non-audit engagements), retention and termination of the independent auditors, and oversight of the work of independent auditors engaged (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

     6. Pre-approve all auditing services and all significant non-audit services (to the extent such non-audit services are permissible) to be provided to the Company by the independent auditors.

     7. On an annual basis, review and discuss with the independent auditors all significant relationships the independent auditors have with the Company, to determine independence and objectivity, including actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take (or recommend that the full Board take) appropriate action to oversee the independence of the independent auditors; and be responsible for ensuring receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1.

     8. Take steps to ensure the independent auditors' ultimate accountability to the Committee, as representatives of the stockholders, and the ultimate authority of the Committee, as such representatives, to select, evaluate and, where applicable, replace the independent auditors.

     9. Consult with the independent auditors, out of the presence of management, concerning internal controls, and the fullness and accuracy of the Company's financial statements.

     10. Monitor rotation of the audit partner, such that neither the lead (or coordinating) audit partner (having primary responsibility for the Company's audit), nor the audit partner responsible for reviewing the Company's audit (e.g., the concurring audit partner), has performed audit services for the Company in each of the Company's five previous fiscal years.

     11. Meet with the independent auditors to receive their report regarding:

        - all critical accounting policies and practices to be used;

        - all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

        - other material written communications between the independent auditors and management.

  Financial Reporting Processes

     12. In consultation with the independent auditors and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

     13. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles, as applied in its financial reporting.

     14. Consider and approve, if appropriate, any major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditors.

  Process Improvement

     15. Establish regular and separate systems of reporting to the Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     16. Inquire of the independent auditors, the internal auditors and management about assessing risk of fraudulent financial reporting and assess the steps management has taken to minimize such risks to the Company.

     17. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     18. Review any significant disagreement among management and the independent auditors or the internal auditors in connection with the preparation of the financial statements.

     19. Review with the independent auditors, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

     20. Review with the independent auditors critical accounting policies and practices, alternative treatments of financial information, and other material written communications between the independent auditors and management.

     21. Review with the Chief Executive Officer and the Chief Financial
Officer:

        - any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, and

        - any fraud that involves management or other Company employees who have a significant role in the Company's internal controls.

  Legal and Ethical Compliance

     22. Prepare the report that SEC rules require be included in the Company's proxy statement.

     23. Review and approve all related-party transactions.

     24. Review and approve all off-balance sheet arrangements that may have a current or future material effect on the Company's financial condition, changes in financial condition, results of operations, revenues or expenses, liquidity, capital expenditures or capital resources.

     25. Monitor conflicts of interest between the independent auditors and management.

     26. Consult with management to ensure that appropriate ethical standards for business conduct are communicated to Company employees generally, and review compliance with such standards.

     27. Establish and maintain procedures for:

        - the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

        - the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

     28. Review activities, organizational structure, and qualifications of the internal auditors.

     29. Review, with the Company's General Counsel and, when appropriate, outside counsel, legal compliance matters, and any legal matter that could have a significant impact on the Company's financial statements.

     30. Conduct or authorize investigations into any other matters within its scope of responsibilities.

     31. Engage independent counsel and other advisers, as the Committee deems necessary or advisable to carry out its duties.

     32. Perform any other activities consistent with this Charter, the Company's by-laws, the enabling resolutions for the Committee adopted by the Board, and governing law, as the Committee or the Board deems necessary or appropriate.

  Internal Auditors

     33. Bear direct responsibility for the appointment, compensation and termination of the internal auditors, and oversight of the internal auditors' work (including resolution of disagreements between management and the internal auditors regarding financial reporting).

     34. Take steps to ensure the internal auditors' ultimate accountability to the Committee, as representatives of the stockholders, and the ultimate authority of the Committee, as such representatives, to select, evaluate and, where applicable, replace the internal auditors.

     35. Consult with the internal auditors, out of the presence of management, concerning internal controls, the fullness and accuracy of the Company's financial statements, and management integrity.
                                     * * *

                         INSITUFORM TECHNOLOGIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having received the notice of the annual meeting of stockholders of Insituform Technologies, Inc. and the proxy statement, appoints Thomas S. Rooney, Jr. and Thomas A. A. Cook, and each of them acting individually, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of our Class A common shares, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment or adjournments thereof, all of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                       ANNUAL MEETING OF STOCKHOLDERS OF

                         INSITUFORM TECHNOLOGIES, INC.

                                 APRIL 28, 2004


                     PLEASE DATE, SIGN AND MAIL YOUR PROXY
               CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.


   - Please detach along perforated line and mail in the envelope provided. -

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

1.    Election of Directors

/ /   FOR ALL NOMINEES                    NOMINEES:
                                          / / Robert W. Affholder
/ /   WITHHOLD AUTHORITY                  / / Paul A. Biddelman
      FOR ALL NOMINEES                    / / Stephen P. Cortinovis
                                          / / John P. Dubinsky
/ /   FOR ALL EXCEPT                      / / Juanita H. Hinshaw
      (See instructions below)            / / Thomas N. Kalishman
                                          / / Thomas S. Rooney, Jr.
                                          / / Sheldon Weinig
                                          / / Alfred L. Woods

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [GRAPHIC]

This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof.

This proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL THE NAMED NOMINEES FOR DIRECTOR.

Please sign exactly as your name appears hereon. If two persons hold the power to vote the same shares, either one of them may sign this proxy card. If more than two persons hold the power to vote the same shares, a majority of them must sign this proxy card. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. //

Signature of Stockholder _______________ Date: ________
Signature of Stockholder _______________ Date: ________
      NOTE: Please see instructions above right.


                                       2